Exhibit 99.1

        CASINO AMERICA COMPLETES PURCHASE OF GRAND PALAIS

     BILOXI, Miss., May 6 /PRNewswire/ -- Casino America, Inc.
(Nasdaq: CSNO) announced today that it had completed the purchase of the stock of Grand Palais Riverboat, Inc. and is proceeding with its plans to move the vessel to the existing Isle of Capri location near Lake Charles, Louisiana.

     The consideration paid in the transaction involved a combination of cash, notes and 2,250,000 shares of Casino America stock and warrants to purchase 500,000 shares of Casino America stock at $10.00 per share. The total value of the transaction is estimated to be in excess of $55,000,000.

     Casino America, Inc. owns and operates four riverboat and dockside casinos. The Company currently operates the Isle of Capri Casino in Biloxi, Mississippi, the Isle of Capri Casino in Vicksburg, Mississippi and the Isle of Capri Casino in Bossier City, Louisiana. The Isle of Capri Casino in Bossier City, Louisiana is a joint venture between Casino America, Inc. and Louisiana Downs.